December 8, 2005




Mr. Lee G. Irving
Executive Vice President and
Chief Accounting Officer
KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306


Re:
      Form 10-K for the fiscal year ended December 31, 2004
      File No. 001-11302

Dear Mr. Irving:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



Joyce Sweeney
								 Branch Chief